EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated this 13th day of January, 2007, but effective as of January 15, 2007 (the “Effective Date”), is made between RELIANT PHARMACEUTICALS, INC., a Delaware company (the “Company”), and BRADLEY T. SHEARES, Ph.D. (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT TERMS AND CONDITIONS

1.1                               Employment. The Company hereby employs the Executive, and the Executive agrees to accept such employment, upon the terms and conditions herein set forth.

1.2                               Employment Period. The term of employment hereunder shall commence on the Effective Date and continue for a period ending on the fifth anniversary of the Effective Date, subject to earlier termination as provided herein (the “Employment Period”). Notwithstanding the preceding sentence, commencing on the fifth (5th) anniversary of the Effective Date and on each subsequent anniversary of such date, the Employment Period shall be extended automatically for a one (1) year term unless at least six (6) months before the fifth (5th) anniversary of the Effective Date (and each subsequent anniversary of the Effective Date thereafter, if any) the Company or the Executive shall deliver written notice to the other party that the Employment Period shall not be extended. The employment of Executive by the Company shall not be terminated other than in accordance with Article IV.

ARTICLE II
DUTIES

2.1                               Duties. The Executive hereby agrees to serve as the Chief Executive Officer of the Company, and shall have those duties, responsibilities and authority customarily accorded a person holding such a position in a company such as the Company. In such capacity the Executive shall report to the Board of Directors of the Company (the “Board”). All employees of the Company shall report, directly or indirectly, to the Executive, other than due to good corporate governance practices and customary exceptions, subject, however, to the agreement of the Executive, which agreement shall not be unreasonably withheld or delayed. During the Employment Period, excluding any periods of Disability, vacation, or sick leave to which the

Executive is entitled, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.

2.2                               Other Activities. The Executive shall be permitted to (a) engage in civic, philanthropic or similar activities, and teach or speak at educational, civic institutions or organizations, which activities, upon the Company’s written request, from time to time, shall be disclosed to the Company by the Executive, (b) manage his personal affairs and investments, and (c) engage in other activities consented to in advance by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that in the reasonable determination of the Compensation Committee or its designee (which may be the Board or another committee of the Board), such activities under clauses (a), (b) and (c) of this Section 2.2 do not, interfere materially with his duties and responsibilities hereunder or otherwise violate this Agreement. The Company acknowledges Executive currently serves on the Board of Directors of Honeywell International Inc. and The Progressive Corporation, and, as long as the services associated therewith remain substantially similar to the services being provided as of the Effective Date of this Agreement, such directorships shall not be deemed to interfere materially with his duties and responsibilities hereunder or otherwise violate this Agreement; provided, however, that in the event that the Compensation Committee determines in its reasonable discretion that such board service actually interferes materially with the Executive’s duties and responsibilities hereunder, at the request of the Board, the Executive will step down from one or both of his directorships.

2.3                               Board of Directors. As soon as reasonably practicable following the Effective Date, the Executive shall be appointed to the Board for so long as (a) the Executive serves as the Chief Executive Officer of the Company, and (b) the Company is privately held. Following the Company’s initial public offering, if any, so long as the Executive serves as the Chief Executive Officer of the Company, the Company shall recommend Executive for election to the Board.

ARTICLE III
COMPENSATION AND BENEFITS

3.1                               Compensation and Benefits. In consideration of the performance of his duties for the Company, the Executive shall be entitled to receive the Compensation and Benefits described in this Article III.

3.2                               Base Salary. During the Employment Period, the Executive shall be entitled to receive an annual salary equal to One Million Dollars ($1,000,000) (the “Base Salary”). The Base Salary shall be paid not less frequently than monthly and otherwise in accordance with the Company’s regular payroll practice. The Board shall review Base Salary at least annually and may increase Base Salary in its sole discretion. The increased Base Salary shall thereafter be considered the Base Salary and may not be decreased once increased.

3.3                               Bonus. During the Employment Period, the Executive shall be eligible to participate in and earn annual bonus compensation under the Company’s Executive Bonus Plan (as amended from time to time, the “Bonus Plan”).

(a)                                 Target Bonus. The annual target bonus amount payable to the Executive shall be one hundred percent (100%) of his Base Salary (“Annual Target Bonus”) subject to satisfaction of performance criteria established by the Compensation Committee, under the terms of the Bonus Plan, in consultation with the Executive for each relevant fiscal year that the Executive is employed hereunder. Determination of whether the Executive has met the performance criteria will be made by the Compensation Committee in its reasonable discretion.

(b)                                 Maximum Bonus. The maximum annual bonus amount payable to Executive shall in no event exceed one hundred fifty (150%) of his Base Salary for the relevant fiscal year.

(c)                                  Pro Rata Bonus. In the event the Company terminates this Agreement without Cause or if the Executive terminates this Agreement with Good Reason in accordance with Section 4.1(c) or the Executive terminates employment due to death or Disability (as defined in Section 4.1(j) of this Agreement), the Executive (or his Beneficiary or estate, as the case may be) shall be entitled to payment of the Annual Target Bonus that would have been payable under the terms of the Bonus Plan for the calendar year that includes the date of termination (hereafter, “Termination Date”) and for which any objective or subjective performance goals will be deemed satisfied at 100% of target, except that such Annual Target Bonus shall be pro rated based on the portion of such year (measured by completed and partial months employed and counting any partial month as a whole month) that includes the Employment Period and shall be payable in accordance with Section 3.3(d) (the “Pro Rata Bonus”).

(d)                                 Timing and Method. The Company shall pay the annual bonus payable for each year in a lump sum cash payment, and such payment shall be made on or before March 15th of the year immediately following the year the Executive earned such bonus unless it is administratively not practicable to make payment by March 15 due to unforeseen circumstances, in which case it shall be paid as soon as administratively practical to make such payment but no later than December 31 of such year.

3.4                               Options.

(a)                                 Standard Option. Within thirty (30) days following the Effective Date, pursuant to the Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (as amended from time to time, the “Plan”) the Company shall grant to the Executive options to purchase Four Hundred Thousand (400,000) shares of common stock of the Company, at an exercise price equal to the Fair Market Value (as defined in the Plan) of the common stock per share (the “Standard Options”) on such date. The Standard Options shall be evidenced by and subject to the terms of an option agreement between the Company and the Executive in the form of Exhibit A attached hereto (the “Option Agreement”) which agreement shall provide, among other things, that the Standard Options shall vest and become exercisable annually in four equal installments on each of the first, second, third and fourth anniversaries of the Effective Date.

(b)                                 Super-performance Options. Within thirty (30) days following the Effective Date, the Company shall grant to the Executive an option for One Hundred Thousand (100,000) shares of common stock of the Company, at an exercise price equal to the Fair Market Value (as defined in the Plan) on such date (the “Super-performance Options”). The Super-performance Options shall be evidenced by and subject to the terms of an Option Agreement in the form attached hereto as Exhibit B, which agreement shall provide that the Super-performance Options shall vest and become exercisable annually in five (5) equal installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date; provided that the stretch goals (determined as described in the next two sentences of this Section 3.4(b)) are satisfied, as determined in the reasonable discretion of the Compensation Committee. The stretch goals for the first installment shall be determined by the Compensation Committee in consultation with the Executive, no later than July 15, 2007. The stretch goals for the remaining four (4) installments shall be determined by the Compensation Committee in consultation with the Executive no later than January 31 of each year in which the relevant installment of Super-performance Options is eligible for vesting. Failure to meet the stretch goals for any year shall result in the Super-performance Options that otherwise would have vested in such year to be cancelled.

3.5                               Restricted Stock. Within thirty (30) days following the Effective Date, Executive shall be granted and the Company shall issue to the Executive under the Plan, Two Hundred Thousand (200,000) shares of restricted common stock of the Company (the “Restricted Shares”). The Restricted Shares shall be issued pursuant and subject to the terms of a restricted stock agreement between the Company and the Executive in the identical form of Exhibit C attached hereto (the “Restricted Stock Agreement”), which agreement shall provide, among other things, that the Restricted Shares shall vest annually in four equal installments on each of the first, second, third and fourth anniversaries of the Effective Date.

3.6                               Housing. The Company will provide, at the Company’s cost, a furnished apartment for the Executive’s use reasonably close to the Company’s corporate headquarters in Liberty Corner, New Jersey. All expenses including, but not limited to, taxes, utilities, maintenance, and repair obligations related to the apartment shall be borne by the Company, and to the extent taxable the Executive shall be entitled to a Tax Gross-Up Payment (as defined in Section 9.16(b) of the Agreement).

3.7                               Transportation/Automobile. The Company shall provide the Executive, at the Company’s expense, with the use of a car service for business-related transportation, including to and from his primary residence (so long as such primary residence is within one hundred (100) miles of the Company’s headquarters), and to the extent taxable the Executive shall be entitled to a Tax Gross-Up Payment (as defined in Section 9.16(b) of the Agreement).

3.8                               Business Expenses. The Company will reimburse the Executive in accordance with the policies and procedures of the Company maintained from time to time for all reasonable documented business expenses incurred in the performance of his duties for the Company.

3.9                               Vacation. The Executive shall be entitled to not less than four (4) weeks vacation during each year of the Employment Period in accordance with the Company’s policies in effect from time to time applicable to other members of the Company’s senior management.

3.10                        Benefits.

(a)                                 Retirement Benefits. Subject to generally applicable eligibility requirements, the Executive will also be entitled to participate in all of the Company’s retirement and deferred compensation plans, programs and arrangements including, but not limited to, tax-qualified and non-qualified profit sharing, 401(k), pension, retirement, supplemental retirement (e.g., SERP, Excess and Restoration plans), deferred compensation and savings plans then available to its senior executives, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Executive’s then current period of service, compensation and position. The foregoing shall not require the Company to establish or maintain any such plan, program or arrangement.

(b)                                 Welfare Benefits. Subject to generally applicable eligibility requirements, the Executive will also be eligible to participate in all of the Company’s welfare benefit plans, programs and arrangements including, without limitation, life, group health plans, medical, dental, vision and prescription drug benefits, short term disability, long term disability, and life insurance or benefit plans, then available to its senior executives, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Executive’s then current period of service, compensation and position. The foregoing shall not require the Company to establish or maintain any such plan, program or arrangement.

(c)                                  Perquisites and Fringe Benefits. The Executive will be entitled to participate in all perquisite programs and all fringe benefit programs generally available from time to time to senior executives of the Company on the terms and conditions then prevailing under such programs.

3.11                        Best Results Parachute Payment. In the event that any payment, deemed payment or other benefit pursuant to this Agreement, together with any other payment, deemed payment or other benefit the Executive may receive under any other plan, program, policy, arrangement or agreement (collectively, “Payment”) would (a) constitute an “excess parachute payment” under section 280G of the Internal Revenue Code (the “Code”) (an “Excess Parachute Payment”), and (b) but for this Section 3.11 would result in the imposition on the Executive of an excise tax under section 4999 of the Code or similar provision of state or local law (the “Excise Tax”), then the Payment made to the Executive shall either be (1) delivered in full, or (2) delivered in such amount thereby resulting in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, that results in the receipt by the Executive on an after-tax basis the greatest amount of Payment, notwithstanding that all or some portion of such Payment may be taxable under section 4999 of the Code. If, as a result of subsequent events or conditions (including a subsequent Payment or absence of a subsequent Payment under this Agreement or other plans, programs, policies, arrangements or agreements maintained by the Company or one of its affiliates), it is determined that one or more Payments under this Agreement to the Executive have been reduced by more than the minimum amount required to prevent any Payment from constituting an Excess Parachute Payment, then an additional Payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any Payment to constitute an Excess Parachute Payment. Unless the Company and the Executive otherwise agree in writing, any determination required by this Section 3.11, shall be made by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Designated Accountants”). In the event of a reduction as described in (2) above, the Executive shall be given the choice of which Payment the Company will reduce. Such Designated Accountants shall make reasonable assumptions and approximations concerning the application of sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Designated Accountants such information and documents as the Designated Accountants reasonably request in order to make a determination under this Section 3.11. The Company shall bear all costs the Designated Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.11.

3.12                        No Additional Compensation. Except as otherwise specifically provided in this Article III or as determined in the discretion of the Compensation Committee and approved by the Board, the Executive shall not be entitled to any other compensation, salary or bonuses for services as an employee of the Company.

ARTICLE IV
TERMINATION AND CONSEQUENCES

4.1                               Termination and Consequences.

(a)                                 The Executive’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Executive may terminate this Agreement at any time, on at least thirty (30) days prior written notice to the Company for any reason. Executive’s employment will terminate automatically upon death.

(b)                                 The Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the Employment Period hereof with or without Cause (as defined below) or by reason of Disability (as defined below); provided that the Company shall give Executive at least thirty (30) days prior written notice prior to termination without Cause or for Disability.

(c)                                  Consequences of Termination without Cause or for Good Reason. In the event Company terminates this Agreement without Cause or if the Executive terminates this Agreement with Good Reason (as defined below), the Executive shall receive the Accrued Rights (as defined below). Subject to the Executive executing the Release of Claims in the form attached hereto as Exhibit D (the “Release”) and not revoking the Release, the Executive shall be entitled to, and the Company shall be obligated to provide, the following:

1)                                     If the Agreement is terminated prior to a Change of Control (as defined below) or following the six (6) month anniversary of the consummation of such a Change of Control, a lump sum payment equal to two (2) times his Base Salary as in effect on the date of termination (“Termination Date”) no later than fifteen (15) days after the Termination Date;

2)                                     If a Change of Control (as defined below) occurs within the three (3) month period after the Termination Date, the Executive shall be paid an additional lump sum payment equal to one (1) times his Base Salary in effect on the Termination Date no later than fifteen (15) days after the Change of Control;

3)                                     If the Agreement is terminated on or within six (6) months after a Change of Control (as defined below), a lump sum payment equal to three (3) times the Executive’s Base Salary as in effect on the Termination Date no later than fifteen (15) days after the Termination Date;

4)                                     Any Standard Options granted under this Agreement that are non-exercisable on the Termination Date shall become exercisable on such Termination Date to the extent the options would have become exercisable had the Executive remained continuously employed by the Company through the second (2nd) anniversary of such Termination Date;

5)                                     Any Restricted Shares granted under this Agreement that are non-vested on the Termination Date shall become vested on such Termination Date to the extent the Executive would have vested had the Executive remained continuously employed by the Company through the second (2nd) anniversary of such Termination Date;

6)                                     If the Agreement is terminated prior to a Change of Control, the Executive shall be entitled to continue participation in the Company’s group health plan for twenty-four (24) months following the Termination Date at the same cost as active employees of the Company; provided that such continuation coverage shall cease upon his becoming eligible to participate in a group health plan of a subsequent employer;

7)                                     If the Agreement is terminated on or after a Change of Control, Executive shall be entitled to continue participation in the Company’s group health plan for thirty-six (36) months following the Termination Date at the same cost as active employees of the Company, provided that such continuation coverage shall cease upon his becoming eligible to participate in a group health plan of a subsequent employer; and

8)                                     Any Pro Rata Bonus as defined in Section 3.3(c) of this Agreement.

Other than the obligations of the Company as set forth in this Section, following such termination of Executive’s employment, the Company shall have no further obligations to the Executive under the terms of this Agreement.

For purposes herein, the term “Change of Control” means (i) the sale, lease, exchange, license or other disposition of all or substantially all of Company’s assets in one transaction or series of related transactions; (ii) a merger or consolidation as a result of which the holders of Company’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction or (iii) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any affiliates thereof (other than stockholders of the Company as of the date hereof and their respective affiliates) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of more than fifty percent (50%) of the total voting power of all classes of securities entitled to vote generally in the election of the Board or similar governing body; provided that for the purposes of the immediately preceding clause (iii) neither a public offering of Company’s securities nor any financing transaction or series of financing transactions shall constitute a Change of Control. Upon a Change of Control, all Standard Options and Restricted Shares and all other equity awards granted under this Agreement (other than the Super-performance Options) shall become one hundred percent (100%) vested and exercisable.

(d)                                 Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement with Cause or the Executive terminates this Agreement without Good Reason, the Executive shall only have the right to the Accrued Rights.

(e)                                  Consequences of Termination Due to Death or Disability. If Executive’s employment terminates due to death or the Company terminates his employment due to Disability, then the Executive shall have the right to (i) the Accrued Rights, (ii) any Standard Options that are non-exercisable on the Termination Date shall become exercisable on such Termination Date to the extent the options would have become exercisable had the Executive remained continuously employed by the Company through the second (2nd) anniversary of such Termination Date, (iii) any Restricted Shares granted under this Agreement that are non-vested on the Termination Date shall become vested on such Termination Date to the extent the Executive would have vested had the Executive remained continuously employed by the Company through the second (2nd) anniversary of such Termination Date, (iv) any Pro Rata Bonus (as defined in Section 3.3(c) of this Agreement), and (v) the health benefits specified in Section 3.10(b) to which Executive is entitled as of the Termination Date shall be provided to

Executive or his spouse for twenty-four (24) months following the Termination Date; provided that such benefits shall be reduced by any similar benefits provided by a subsequent employer.

(f)                                   Consequences of Expiration of Employment Period. In the event the Company provides (i) written notice at least six (6) months before the fifth (5th) anniversary of the Effective Date, or (ii) written notice at least six (6) months before any subsequent anniversary of the Effective Date thereafter of its intent not to extend the Employment Period for an additional one (1) year term, the Executive shall be entitled to the Accrued Rights and a lump sum payment equal to one (1) times his Base Salary on the Termination Date no later than fifteen days after the Termination Date.

(g)                                  Definition of Good Reason. “Good Reason” means (i) an assignment to the Executive of any duties materially and adversely inconsistent with his position as Chief Executive Officer and those duties and responsibilities described in Section 2.1 of this Agreement including, but not limited to, status, office, or responsibilities as contemplated under Article II herein, (ii) a material diminution in the duties or responsibilities of the Executive as Chief Executive Officer or, so long as the Company is privately held, a material interference by members of the Board with the performance by the Executive of his duties and responsibilities as Chief Executive Officer, which material interference is outside the scope of the reasonable actions of board members acting in their capacity as such, (iii) a change in the Executive’s reporting relationship such that he no longer reports directly to the Board, (iv) a material breach by the Company of any provision of this Agreement, the 2004 Equity Incentive Plan (and any amendment and restatement of such 2004 Equity Incentive Plan), the Standard Option Agreement, the Super-performance Option Agreement or the Restricted Share Agreement after receipt of written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter, (v) failure of the Company to cause all employees of the Company to report, directly or indirectly, to the Executive, unless such failure occurs due to good corporate governance practices and customary exceptions, subject however, to the agreement of the Executive whose agreement shall not be unreasonably withheld or delayed, (vi) the reduction of the Executive’s Base Salary or Annual Target Bonus opportunity, (vii) the failure of the Board to elect or re-elect the Executive as Chief Executive Officer, or the failure of the Executive to be elected or to continue to be re-elected to the Board (other than due to the fact that the Executive fails or refuses to accept nomination for election or re-election), (viii) the relocation of the Executive’s office as assigned to him by the Company to a location more than 50 miles from the Company’s corporate headquarters on the Effective Date and (ix) the failure of the successor to the Company (within the scope of Section 8.1 herein) to explicitly assume and be bound by the terms and provisions of this Agreement. In order to constitute “Good Reason” the Executive must provide a written notice to the Company (which notice shall contain a reasonably detailed description of the event or events constituting Good Reason) within ninety (90) days after the Executive becomes aware of the event or events constituting Good Reason; provided, however, that such notice shall not be effective if within the period of thirty (30) days after the giving of such notice, the event or events otherwise constituting “Good Reason” are cured by the Company to the Executive’s reasonable satisfaction.

(h)                                 Definition of Cause. “Cause” means the Executive’s (i) conviction of or a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude which in the judgment of the Board causes or will likely cause substantial economic damage to the Company or substantial injury to the business reputation of the Company, (ii) commission of acts of fraud or embezzlement, (iii) engaging in gross misconduct with respect to his employment duties, and (iv) failure lasting at least thirty (30) consecutive calendar days to discharge his duties under this Agreement due to gross negligence or willful misconduct; provided, that with respect to the matters described in the immediately preceding clauses (iii) and (iv), written notice of the alleged failure was delivered to Executive and (if curable) he fails to commence any action to cure such alleged failure within thirty (30) days. Any termination for Cause shall be effective upon delivery of notice of termination for Cause to the Executive.

(i)                                     Definition of Accrued Rights. “Accrued Rights” shall consist of the following: (i) any Base Salary accrued but unpaid through the Termination Date, (ii) any Bonus accrued but unpaid through the Termination Date, (iii) payment for any accrued but unused vacation through the Termination Date, and (iii) all accrued and vested Employee Benefits.

(j)                                  Definition of Disability. “Disability” means a mental or physical condition that in the opinion of a licensed physician (or group of licensed physicians) selected by the Compensation Committee and approved by the Executive (or by the Executive’s authorized representative), which approval shall not be unreasonably withheld or delayed, would render the Executive unable to perform essential duties and responsibilities of his employment assigned at the time the disability was incurred (as described in Section 2.1 of this Agreement and as determined in the reasonable discretion of the Compensation Committee) with reasonable accommodation, for a period of at least six (6) consecutive months and is expected to be permanent or last for an indefinite duration in excess of an additional six (6) month period. The Executive (or the Executive’s authorized representative) shall cooperate with the Company in submitting to such medical examinations and related testing as such licensed physician (or group of licensed physicians) shall reasonably request from time to time.

ARTICLE V
SPECIAL PAYMENT PROVISIONS

5.1                               Special Payment Provisions.

Notwithstanding any provision in the Agreement to the contrary:

(a)                                 If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 5.1(a) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b)                                 If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

ARTICLE VI
RECORDS AND CONFIDENTIAL DATA

6.1                               Records and Confidential Data.

(a)                                 Acknowledgement. The Executive acknowledges that in connection with the performance of his duties during the term of his employment the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates.

(b)                                 Confidentiality Obligations. During and following termination of his employment with the Company for any reason, except in connection with the performance of his duties hereunder, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person  any Confidential Information, except for disclosure to the Executive’s legal counsel to the extent such legal counsel needs to know the information to protect the Executive’s legal rights under this Agreement, provided that such legal counsel shall maintain the confidentiality of such information and shall be bound by this Article VI to the same extent as the Executive. The Executive shall be fully responsible for any disclosure by such legal counsel. This covenant is not intended to, and does not limit in any way Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

(c)                                  Return of Confidential Information. Following the Executive’s termination of employment, as soon as possible after the Company’s written request, the Executive will return to the Company all written Confidential Information which has been provided to the Executive and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 6(c).

(d)                                 Definition. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, the Company’s marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Article VI shall not extend to (i) information which is or becomes generally available to the public, (ii) information obtained by the Executive from third persons other than executives of the Company, its subsidiaries, the Company and the Company’s affiliates not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by the Executive by law or legal process.

(e)                                  Construction. Any reference to the Company in this Article VI shall include the Company and/or its subsidiaries.

ARTICLE VII
ADDITIONAL COVENANTS

7.1                               Additional Covenants.

(a)                                 Non-Competition. The Executive covenants and agrees that (i) during his employment and (ii) for a period of two (2) years following the termination of his employment by the Company (the “Restriction Period”), the Executive shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages in any business, activity or service whose principle business is the discovery, development, manufacture and sales of prescription pharmaceuticals (a “Company Activity”). This Covenant (as defined below) applies to Company Activities in any territory or jurisdiction in which the Company is doing business or is making an active effort to do business during the term of the Executive’s employment. This Covenant does not prohibit the mere passive ownership of less than five percent (5%) of the outstanding stock of any public corporation as long as the Executive is not otherwise in violation of this Covenant.

(b)                                 No Diversion. During the Restriction Period, the Executive covenants and agrees that the Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of as the result of his employment with the Company.

(c)                                  Non-Recruitment. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Restriction Period, the Executive shall not hire away, nor directly or indirectly entice or solicit or seek to induce or influence any of the Company’s  employees to leave their employment.

(d)                                 Remedies. The Executive acknowledges that should he violate any of the covenants contained in Article VI, and Sections 7.1(a), 7.1(b), and 7.1(c) above (collectively “Covenants”), it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(e)                                  Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable because of overbreadth, then the Covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(f)                                   Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company, and thereafter, subject to the Executive’s reasonable availability, for an amount per day equal to the Executive’s Base Salary on the Termination Date divided by three hundred sixty five (365), plus reasonable and documented out-of pocket expenses, including, travel and lodging.

(g)                                  Construction. Any reference to the Company in this Article VII shall include the Company and/or its subsidiaries.

ARTICLE VIII
ASSIGNMENT

8.1                               Assignment. This Agreement shall be binding upon the Executive and shall not be subject to assignment or delegation by the Executive without the Company’s express written consent. This Agreement shall likewise be binding upon the Company and its successors (by the sale of all or substantially all of the assets of the Company, or a merger, consolidation, change of control or similar transaction involving the Company) and the Company shall require any successor to assume and agree in writing to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE IX
MISCELLANEOUS

9.1                               Public Announcement. The Company shall give Executive reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or Executive’s employment by the Company. The Executive shall not make any public announcement without the prior written consent of the Company.

9.2                               Approvals. The Company represents and warrants to Executive it has taken all corporate action necessary to authorize this Agreement.

9.3                               No Obligation to Mitigate Damages and No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment. Except as specifically provided in Section 3.10(b) and for any amounts owed by the Executive to the Company as of the Termination Date, no amounts paid to or earned by Executive following his termination of employment with the Company shall reduce or be offset against any amounts payable to Executive under this Agreement.

9.4                               Payment of Taxes. Any payments otherwise due under this Agreement to the Executive shall either be (i) reduced by the minimum required withholdings for federal, state, local and/or employment taxes, or (ii) the Executive shall deliver to the Company in cash the amount necessary for the Company to satisfy its required tax withholding obligations.

9.5                               Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by facsimile or other electronic transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the following addresses:

if to the Executive:	[to his last known address as shown on the records of the Company]

with copy to:	Greenberg Traurig, LLP
77 West Wacker Drive
Suite 2500
Chicago, Illinois 60601
Attention: Leslie A. Klein
Facsimile: (312) 899-0345

if to the Company:	Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, New Jersey 07938
Attention: Chief Financial Officer
Facsimile: (908) 542-9406

with copy to:	Latham & Watkins LLP
5800 Sears Tower
Chicago, Illinois 60606
Attention: Michael A. Pucker
Facsimile: (312) 993-9767

9.6                               Severability. If all or any part of this Agreement is held by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

9.7                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that state. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 9.9 of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

9.8                               WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 9.9 OF THIS AGREEMENT.

9.9                               Arbitration. Except as provided in Section 9.8 hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after party requests arbitration, the arbitrator shall be selected by the Executive and the Company from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within twenty five (25) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The arbitrator’s fees and expenses shall be paid by the Company.

9.10                        Attorney’s Fees. Without limiting Section 9.9 above, if any arbitration, proceeding, or other action is brought under this Agreement, each party shall pay their own attorneys’ fees and costs in that arbitration, proceeding, or action.

9.11                        Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

9.12                        Entire Understanding. This Agreement including the Plan, all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive and the Company, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

9.13                        Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

9.14                        Amendments; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board (or the Compensation Committee to the extent the Board has delegated authority with respect to such matters) or a person or persons authorized thereby and is agreed to in writing by the Executive and such officer(s) as may be authorized by the Board (or the Compensation Committee to the extent the Board has delegated authority with respect to such matters). No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its right hereunder on any occasion or series of occasions.

9.15                        The Executive’s Acknowledgement. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

9.16                        Reimbursement of Fees.

(a)                                 The Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with the completion of this Agreement, and to the extent taxable the Executive shall be entitled to a Tax Gross-Up Payment (as defined in Section 9.16(b) of the Agreement).

(b)                                 The term “Tax Gross-Up Payment” means an amount payable to Executive such that after payment of taxes on such amount there remains a balance sufficient to pay taxes being reimbursed.

9.17                        Indemnification and D&O Insurance. The Executive will be entitled to the same indemnification and D&O insurance coverage as other directors and officers of the Company in effect from time to time and subject to the terms and conditions thereof.

9.18                        Inconsistency. In the event of any inconsistency between this Agreement and any other Agreement, plan, program or practice of the Company, this Agreement shall control.

9.19                        Representations.

(a)                                 The Executive represents and warrants to the Company that he will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of Company’s directors, employees, officers and managers; provided, however, that this provision shall not preclude the truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulations or rules or by any listing requirements of any securities exchange on which any securities of the Company are listed.

(b)                                 The Company represents and warrants to Executive that its senior executives will not, nor will it cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Executive or his business reputation; provided, however, that this provision shall not preclude the truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulations or rules or by any listing requirements of any securities exchange on which any securities of the Company are listed.

9.20                        Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. If the Executive dies before all amounts payable to him hereunder have been paid, the unpaid amounts to be paid under this Agreement will be paid to his beneficiary designated by the Executive (“Beneficiary”) or, if none (or if otherwise not permitted), to his estate.

9.21                        Survival of Rights and Obligations. All of Executive’s rights and the Company’s obligations hereunder, including Executive’s rights to compensation and benefits (including under Article III and Article IV hereof), Executive’s obligations under Article VI and Article VII, and Executive’s and Company’s rights and obligations under Article IX hereof, (as well as any provisions of this Agreement necessary to give effect thereto) shall survive the termination of Executive’s employment and/or the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

THE COMPANY:

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

THE EXECUTIVE:

Bradley T. Sheares, Ph.D.

EXHIBIT A

STANDARD OPTION AGREEMENT

[Exhibit 10.25]

EXHIBIT B

SUPER-PERFORMANCE OPTION AGREEMENT

[Exhibit 10.26]

EXHIBIT C

RESTRICTED STOCK AGREEMENT

[Exhibit 10.27]

EXHIBIT D

RELEASE OF CLAIMS

1.             General Release

In consideration for the undertakings and promises of Reliant Pharmaceuticals, Inc. (“Reliant”) set forth in Section 4.1(c) of the Employment Agreement dated January 13, 2007 by and between Bradley T. Sheares (the “Executive”) and Reliant (as amended from time to time, the “Employment Agreement”), Executive unconditionally releases, discharges, and holds harmless Reliant, its officers, directors, shareholders, employees, agents, attorneys, suppliers and contractors (herein collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claim which may be derived therefrom (collectively referred to as “Claims”), that Executive had, has, or may have against Releasees at the time Executive executes this Release of Claims (the “Release”) (other than Claims described in Section 2 of this Release) including, but not limited to, any and all of the Claims:

a.             arising from Executive’s employment, pay, bonuses, commissions, vacation, sick leave, stock options, or any other Executive benefits, and other terms and conditions of employment or employment practices of Reliant;

b.             relating to the termination of Executive’s employment with Reliant, the surrounding circumstances thereof, or any communications about the termination of Executive’s employment;

c.             based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, COBRA, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, the Family Medical Leave Act, the Uniformed Services and Redeployment Rights Act of 1994, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination laws;

d.             based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

e.             based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

2.             Exceptions to General Release.

Notwithstanding Section 1 or any other provision in this Release to the contrary, the Release shall expressly not include:

a.             rights of the Executive under this Release and provisions of the Employment Agreement that survive termination thereof;

b.             rights of the Executive relating to vested stock options, restricted stock and other equity awards held by the Executive as determined on his Termination Date (as defined in the Employment Agreement);

c.             vested and accrued benefits of the Executive as of the Termination Date under any of the Company’s employee or executive benefit plans, programs, arrangements, practices or policies including, but not limited to, retirement and deferred compensation Plans generally described as tax-qualified and/or non-qualified profit sharing plans, 401(k) and other cash or deferred arrangements, pension, retirement, supplemental retirement (e.g. SERP, Excess and Restoration plans), deferred compensation and savings plans which Executive participates on the Termination Date;

d.             rights the Executive may have to indemnification (1) under applicable corporate law, (2) pursuant to the by-laws or certificate of incorporation of Reliant or otherwise, and (3) as an insured under a director’s and officer’s liability policy now or previously in effect in accordance with the terms and conditions thereof; and

e.             rights for reimbursement of business expenses incurred prior to the Termination Date of the Executive that pursuant to Company policy should be reimbursed, but have not been yet reimbursed on the date this Release is executed.

3.             Covenant Not to Sue or Accept Recovery; No Prior Assignment

Executive covenants not to sue Reliant or any Releasees on account of any claim released hereby.  Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.  Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this Release.

4.             On The Job Illness or Injury At The Time of Execution

Executive has no knowledge or claim of any condition, symptom or events that could give rise to or be the result of any on the job illness or injury.

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5.             Return of Property

Executive agrees that he has not removed any Reliant property from Reliant’s premises, except as authorized by Reliant in writing, or that Executive will return all of Reliant’s property immediately upon execution of this Release.  Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, all Reliant-issued vehicles, computers, PDA’s keys, pass cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to Reliant and its business.  Further, Executive agrees that he has not taken, procured, or copied any property of Reliant on or after his termination of employment (the “Termination Date”).

6.             No Interest in Reinstatement

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Reliant, and Executive forever waives any interest in or claim of right to any future employment by Reliant.  Executive further covenants not to apply for future employment with Reliant.

7.             Resignations

Executive hereby resigns as an officer and director of Reliant, each of its subsidiaries and any committees of the boards of directors of Reliant and each of its subsidiaries.

8.             Governing Law

This Release shall be governed by and interpreted and construed in accordance with the laws of the State of New Jersey without reference to its internal conflict of law principles.

9.             Full and Knowing Waiver

By signing this Release, Executive certifies that:

a.             Executive carefully read and fully understands the provisions of this Agreement;

b.             Executive was advised by Reliant in writing to consult with an attorney before signing this Release;

c.             Reliant allows Executive twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it; and,

d.             Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

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10.          Revocation of Agreement

Executive may revoke this Release within seven (7) calendar days after signing it.  To be effective, such revocation must be received in writing by the then acting General Counsel of Reliant at Reliant Pharmaceutical, Inc., 110 Allen Road Liberty Corner, New Jersey  07938.  Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period.  None of the obligations of Reliant under Section 4.1(c) of the Employment Agreement shall be effective in the event that Executive revokes this Agreement pursuant to this Section 10.

[Signature Page Follows]

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IN WITNESS WHEREOF the undersigned has executed this Agreement on the date written below.

EXECUTIVE:

BRADLEY T. SHEARES

Bradley T. Sheares

Date:

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